Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS DECEMBER
SAME STORE SALES INCREASE SIX PERCENT

     PEMBROKE PINES, FL., January 8, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that same store sales for the five weeks ended January 3, 2004 increased six percent following a ten percent increase in same store sales during the corresponding five-week period last year. Total sales during the five-week period ended January 3, 2004 increased 12 percent to $205,635,000 compared with $183,182,000 for the comparable five-week period last year.

     Same store sales by brand for December were as follows:

     •     Claire’s North America: positive low double digits

     •     Claire’s Europe: negative high single digits

     •     Icing by Claire’s: positive low double digits

     For the first eleven months of Fiscal 2004, sales increased 13 percent to $1,065,298,000 compared to sales of $943,811,000 for the comparable period last year. Same store sales increased seven percent for the first eleven months of this fiscal year, versus an increase of five percent during the first eleven months of Fiscal 2003.

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Our consolidated European same store sales results reflect the continued weakness we are seeing in that region. Performance varies by country, however, and we have recorded significant improvement in Switzerland, Austria and Germany (SAG) over the past few months. Lyle Finlay, President of Claire’s UK, is no longer directing operations in the UK and will be leaving the Company shortly. Candidates to assume that position are being evaluated and, in the interim, senior executives from North America and Europe are directing our UK operations. We have spoken before of exporting North American best practices abroad and we have made the most progress in SAG. Having demonstrated positive results there, we are implementing many of those same best practices in France and the United Kingdom and look forward to reporting improved results during Fiscal 2005.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Claire’s and Icing by Claire’s once again delivered substantial same store sales growth on top of a large increase in December 2002. Two weekend snowstorms shortly before Christmas may have depressed sales slightly, but overall results met our expectations. Christmas and gift items sold well and the balance of our merchandise continues to be well received by our core customers at both Claire’s and Icing. Like other retailers, we saw increased interest in gift cards this holiday season. Store traffic in the days immediately following Christmas was heavy, contributing to our solid North American performance.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	SAME STORE
REPORTING PERIOD	FY 2004	FY 2003	CHANGE	CHANGE

February	$66,858	$59,042	13%	6%
March	$90,806	$83,551	9%	3%
April	$81,911	$67,912	21%	15%
May	$78,258	$67,803	15%	7%
June	$101,072	$91,068	11%	4%
July	$85,871	$79,713	8%	4%
August	$87,620	$77,917	13%	8%
September	$93,911	$82,429	14%	7%
October	$81,977	$69,621	18%	10%
November	$91,379	$81,573	12%	6%
December	$205,635	$183,182	12%	6%
Year to Date	$1,065,298	$943,811	13%	7%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s (North America and Europe) and Icing by Claire’s. As of January 3, 2004, Claire’s Stores, Inc. operated approximately 2,850 stores in the United States, the Caribbean, Puerto Rico, Canada, the United Kingdom, Ireland, Switzerland, Austria, Germany and France. Claire’s Stores, Inc. also operates through its subsidiary Claire’s Nippon, Co., Ltd., over 120 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, changes in consumer preferences and consumer spending for pre-teen and teen apparel and accessories, competition, general economic conditions, currency fluctuations, uncertainties generally associated with the specialty retailing business, and potential difficulties or delays in identifying, attracting and retaining qualified individuals to serve in senior management positions and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2003. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com